FOR IMMEDIATE RELEASE	For more information contact
May 3, 2007	Ernie English (281) 230-8606

GUNDLE/SLT ENVIRONMENTAL, INC.
ANNOUNCES 2007 FIRST QUARTER RESULTS

HOUSTON (May 3, 2007) - Gundle/SLT Environmental, Inc. (GSE), today reported a net loss of $6,489,000 for the quarter ended March 31, 2007, compared with a net loss of $8,076,000 for the comparable period in 2006.

Revenues for the first quarter of 2007 were $62.1 million, up from $43.8 million for the same quarter of 2006. This increase in revenues was primarily from higher shipments throughout our worldwide operations. In the U.S., shipments were accelerated to our largest customer that normally would be shipped in the second and third quarters. Also, in 2006 we experienced a slow down in shipments because of the decision made by certain of our customers to delay purchases of products in anticipation of further reductions in raw material costs. In Europe, Southeast Asia, the Middle East and South America shipments were substantially higher in the first quarter of 2007 due to clement winter weather conditions and improvement in demand in the mining and aquaculture applications.

Samir Badawi, President and Chief Executive Officer, said “Because of the seasonal nature of our business, the first quarter typically reflects a loss from operations. The results of the first quarter of 2007 were good. We saw a surge in shipments both in the U.S. and across the world.”

Backlog as of March 31, 2007 was $106.0 million compared with $140.4 million at the same time last year. Backlog was $48.7 million lower in the U.S. but $14.3 million higher in foreign markets. Badawi said “The drop in backlog as of March 31, 2007 is in line with the reduction in the commitments made by the U.S. national accounts. However, when we consider the strength of the incoming orders from other customers experienced in the first quarter, we are confident we will have more than sufficient opportunities to gain market share at higher margins during the remainder of 2007 from our other markets.”

Gross profit for the first quarter of 2007 was $6.5 million, compared with $2.6 million in the first quarter of 2006. Gross profit as a percentage of sales and operating revenues, was 10.4% for the first quarter of 2007, compared to 6.0% for the comparable period last year.

Selling, general and administrative expenses were $9.1 million for the first quarter of 2007, compared to $9.5 million in the first quarter of 2006. The decrease is primarily the result of the cost reduction program initiated in 2006 which was partially offset by the additional expenses resulting from the entry to the new synthetic turf market and the storm water management business.

Interest expense of $5.3 million was slightly up from the prior year quarter primarily due to increased borrowings. In the first quarter of 2007, other income of $488,000 was recorded for the change in the market value of the interest rate swap compared with a first quarter 2006 expense of $1.4 million.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted in accordance with the terms of the Company’s credit agreement for its senior credit facility, was $ 2.4 million for the first quarter of 2007, compared to a loss of $(1.4 million) for the comparable period of 2006.

First Quarter Conference Call

The Company will host a conference call on Friday, May 4, 2007, at 10:00am (ET). This call will discuss results of operations for the first three months of 2007 and answer questions from participants.

Note holders may join in the conference call by dialing 800.316.8317 or, if calling outside the United States 719.457.2697, and enter conference ID #1849100. The conference call will also be broadcast live over the internet. To access the webcast, go to www.gseworld.com, the investor relations page, at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

If you are unable to participate in the live call, the webcast of the conference call will be available at the Web site listed above following the event and will be available until the next conference call.

About Gundle/SLT Environmental, Inc.

Gundle/SLT Environmental, Inc. headquartered in Houston, is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water and wastewater treatment, and aquaculture.

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This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release the words, “believe”, “expect”, “intend” and words or phrases of similar import, as they relate to GSE or its management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, among other things, competitive market factors, worldwide manufacturing capacity in the industry, general economic conditions around the world, raw material pricing and supply, governmental regulation and supervision, seasonality, distribution networks and other factors described more fully in GSE’s reports filed with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those currently believed, expected or intended.

GUNDLE/SLT ENVIRONMENTAL, INC.
CONSOLIDATED STATEMENTS OF LOSS
(in thousands)

	Three Months
	Ended March 31,

	2007	2006

SALES AND OPERATING REVENUE	$62,119	$43,767
COST OF PRODUCTS & SERVICES	55,665	41,160

GROSS PROFIT	6,454	2,607

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	9,091	9,530

OPERATING LOSS	(2,637)	(6,923)

OTHER (INCOME) EXPENSES:
INTEREST EXPENSE	5,306	5,221
INTEREST INCOME	(321)	(325)
CHANGE IN FAIR VALUE OF DERIVATIVES	(488)	1,395
FOREIGN EXCHANGE GAIN	(27)	(90)
MINORITY INTEREST	(1)	(15)
OTHER EXPENSE, NET	225	2

LOSS BEFORE INCOME TAXES	(7,331)	(13,111)

INCOME TAX BENEFIT	(842)	(5,035)

NET LOSS	$(6,489)	$(8,076)

GUNDLE/SLT ENVIRONMENTAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2007	2006

ASSETS

Current Assets	$119,783	$149,017
Property and equipment, net	85,938	87,669
Goodwill and other intangibles, net	84,251	84,740
Other non-current assets	9,000	9,528

Total assets	$298,972	$330,954

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities	$55,658	$79,753
Long-term debt	161,163	162,948
Other non-current liabilities	16,486	16,728

Shareholder's equity	65,665	71,525

Total liabilities and shareholder's equity	$298,972	$330,954

GUNDLE/SLT ENVIRONMENTAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months
	Ended March 31,

	2007	2006

CASH FLOWS

Cash flows from operating activities	$10,139	$1,059
Cash flows from investing activities	(935)	(5,470)
Cash flows from financing activities	(11,441)	(3,290)
Effect of exchange rate changes on cash	66	71

Decrease in cash and cash equivalents	(2,171)	(7,630)
Cash and cash equivalents, beginning of period	13,691	21,094
Cash and cash equivalents, end of period	$11,520	$13,464

Schedule A

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(dollars in millions)

	First Quarter
	2007	2006
	Q1	Q1

Net income (loss)	$(6.5)	$(8.1)

Interest, net	5.5	5.2
Income tax benefit	(0.9)	(5.0)
Depreciation	2.9	2.8
Amortization	1.2	1.4

EBITDA	2.2	(3.7)

Other items:
Stock compensation under FAS 123R	0.2	0.2
Mark to market derivative valuation	(0.5)	1.4
Fair value of assets purchased	-	0.3
Foreign currency (gains)	-	(0.1)
CHS management fees/expenses	0.5	0.5

Adjusted EBITDA	$2.4	($1.4)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in Gundle/ SLT Environmental, Inc. (GSE). Management believes that EBITDA and Adjusted EBITDA provide useful information to lenders, note holders and investors because they facilitate the comparison of GSE's operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition's purchase price.

The calculation of Adjusted EBITDA, presented above, is as defined in the credit agreement for GSE's senior credit facility. Adjusted EBITDA is used to measure compliance with covenants in the credit agreement, such as interest coverage and leverage ratio.

EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (US GAAP) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.